News Release

SCM Microsystems Completes Merger With Hirsch Electronics Corporation

FREMONT, Calif. and ISMANING, Germany, May 4, 2009 – SCM Microsystems, Inc. (NASDAQ: SCMM; Prime Standard, SMY), a leading provider of solutions that open the Digital World, announced today that it has closed its merger with Hirsch Electronics Corp. The shareholders of both companies overwhelmingly approved the transaction, which included the payment of cash and the issuance of SCM common stock and warrants to purchase shares of SCM common stock in exchange for the securities of Hirsch. The merger closed on April 30, 2009, and Hirsch is now a wholly-owned subsidiary of SCM. Each company’s products and services will continue to be marketed, sold and supported using their existing brand names.

“We see this merger as the completion of another milestone in the successful business relationship that SCM and Hirsch have been building together,” said Felix Marx, chief executive officer of SCM Microsystems. “We decided to combine two industry leaders into a single powerhouse because we see the market developing in the same way, we focus on serving our customers in the same way, and we already know how to work together.”

Acquiring Hirsch, a physical access solution provider and re-seller of SCM’s physical access readers, nearly doubles the size of SCM. SCM is a leading global provider of readers that enable people to access PCs and networks with smart cards containing authentication data and other information. This is known in the industry as “logical access.” Hirsch was a pioneer of the access control market and is now a top player in what is known as “physical access” – secure entry to buildings, campuses, military installations and other facilities.

Following the merger, Lawrence Midland, Hirsch’s CEO and president and a director of Hirsch, has joined the Board of Directors of SCM and has also been named an executive vice president of SCM, heading up the new Hirsch business division. Also joining SCM’s board is Douglas Morgan, a former director of Hirsch who was instrumental in launching Hirsch as a company and in developing Hirsch’s core technology. With the recent departure of Dr. Hagen Hultzsch and Stephan Rohaly from the Board, SCM’s Board of Directors now consists of seven members, who together have substantial and broad experience in the U.S. and European technology markets.

“Felix and I met about a year ago and found within an hour that we shared the same vision. It was obvious to both of us that Hirsch and SCM had significant and complementary strengths,” commented Lawrence Midland. “As a combined company, we now have an exceptional opportunity to deliver a broader and more complete set of solutions to address the growing market trend of convergence – single, integrated authentication systems that include both logical and physical access. The Hirsch team is excited to join SCM and to participate in the expansion and growth of our combined business.”

The merger also provides SCM with additional scale and resources to develop, sell and support new products, systems and services to address the growing global appetite for secure authentication solutions to enable e-commerce, e-government and e-business. In particular, SCM is focused on another global market opportunity: authentication via “contactless” smart cards and tokens. Among its other benefits, contactless authentication enables consumers around the world to make daily small purchases simply by holding up a card, token or mobile phone equipped with contactless logical access technology.

“Convergence and contactless are bigger opportunities that need bigger suppliers to fulfill them,” Marx commented. “We are already talking with some of the best-known global brands in communications and electronics about next-generation products and services. These companies understand and appreciate our strategy of building up our size and scale while continuing to deliver standards-based solutions. Their plans and programs depend on technology providers who can not only keep up with, but anticipate their needs.”

The success of SCM’s strategy is also becoming evident in public-sector authentication schemes. The Company is already producing and shipping specially designed products for Germany’s national “e-health” initiative, which will give doctors and patients fast, reliable and even mobile access to secure health information. Similar national programs are in development or implementation around the world. In the U.S., Hirsch has included SCM products in its solutions for large-scale authentication projects involving the military and government agencies.

The merger of the two organizations is expected to require little integration because their existing operations are highly complementary, with little overlap. “For a variety of very practical reasons, we believe this combination has a high chance of success,” Marx noted. “We have already begun to execute on the opportunity internally, and are excited to be able to do even more for our customers than ever before.”

About SCM Microsystems, Inc.
SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services at work, at home and in the marketplace. SCM delivers theindustry’s broadest range of smart card reader technology for secure authentication of individuals by computers, networks and facilities. Through its wholly owned subsidiary, Hirsch Electronics, SCM is a leader in IP-based physical access solutions that integrate databases, devices, alarm systems and surveillance systems. The company’s customers include OEMs, governments and enterprises worldwide. U.S. headquarters are in Fremont,California; global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. These include, without limitation, our statements contained above regarding potential benefits and synergies of the merger, ease of integration of the two companies and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results and events to differ materially. For a discussion of further risks and uncertainties related to SCM’s business, please refer to our public company reports and the Risk Factors enumerated therein, including our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009. SCM undertakes no duty to update any forward-looking statement to reflect any change in SCM’s expectations or any change in events, conditions or circumstances on which any such statements are based.

Note: The SCM logo is a trademark of SCM Microsystems, Inc and the Hirsch logo is a trademark Hirsch Electronics or its affiliates in the United States and certain other countries. .

Contacts:
Stephan Rohaly, SCM Microsystems, +49 (89) 9595-5110, srohaly@scmmicro.de
Darby Dye, SCM Microsystems, +1 510-249-4883, ddye@scmmicro.com